UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCANSOURCE, INC.

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SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 2, 2010

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Westin Poinsett, 120 South Main Street, Greenville, SC 29601, on Thursday, December 2, 2010, at 10:30 a.m., local time, for the following purposes:

(1)	To elect five members to the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on October 15, 2010 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

Steven R. Fischer

Chairman of the Board

October 19, 2010

SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held at the Westin Poinsett, 120 South Main Street, Greenville, South Carolina, 29601, on Thursday, December 2, 2010, at 10:30 a.m., local time, and at any adjournments thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be

Held on December 2, 2010:

The Company’s proxy statement and Annual Report are available at www.proxyvote.com.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. On or about October 19, 2010, we first began mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and the Annual Report and vote online. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, the Annual Report and a form of proxy card or voting instruction card. The Notice is not a ballot or other form for voting. Shareholders who receive a paper copy of our proxy materials, including a proxy statement, the Annual Report and a form of proxy card or voting instruction card, may vote by telephone. By furnishing our proxy materials over the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

Any shareholder who executes the form of proxy referred to in this proxy statement may revoke it at any time before it is exercised. The proxy may be revoked by giving written notice to our Secretary of such revocation, by executing and delivering to our Secretary a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Whether or not you plan to attend, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

The cost of preparing, assembling and mailing this proxy statement and the form of proxy will be borne by us. Our directors, officers and employees may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. This proxy statement is first being made available to our shareholders on October 19, 2010.

Voting Securities Outstanding

The Board has fixed the close of business on October 15, 2010 as the record date and time for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. As of such date, 26,893,394 shares of the Company’s common stock, no par value, were outstanding. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting, and no other outstanding shares of our capital stock are eligible to be voted at the Annual Meeting.

Cumulative voting for the election of directors is not available under our Articles of Incorporation. Consequently, each eligible share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. The election of directors will be by plurality vote.

For each other matter specified in this proxy statement to be submitted for shareholder approval at the Annual Meeting, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval. Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the vote on such matters. Brokers that are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, the proposal to elect directors is considered a “non-discretionary” item, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to this proposal.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of common stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail or telephone. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

PROPOSAL ONE

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting. The size of the Board is currently set at six members and may be increased or decreased by resolution of the Board. Pursuant to the authority granted to it by our Bylaws, the Board has determined to fix the number of directors at five effective immediately following the Annual Meeting.

The Board has recommended five existing members of the Board as the five nominees for election as directors at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified. The following are our nominees for election as directors at the Annual Meeting: Michael L. Baur, Steven R. Fischer, Michael J. Grainger, John P. Reilly and Charles R. Whitchurch. James G. Foody, the sixth existing member of the Board, will resign as a director upon expiration of his current term, immediately following the Annual Meeting. Mr. Foody has informed the Company of his intention to retire following the Annual Meeting, from his service on the Company’s Board after 15 years of consecutive service. While Mr. Foody will not continue as member of the Board, he will remain Chairman Emeritus following the Annual Meeting.

In accordance with our Bylaws, those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) will be elected to the Board. Abstentions and shares held in street name that are not voted in the election of directors (i.e., broker non-votes) will not be included in determining the number of votes cast in the election of directors. The proxies solicited for the Annual Meeting cannot be voted for a greater number of persons than five, the number of nominees named. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Board. The Board has no reason to believe that any of the five nominees listed above will not be available for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditor to make an examination of our accounts for the fiscal year ending June 30, 2011, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2011. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

Principal Accountant Fees and Services

As reflected in the table below, we incurred fees in fiscal 2010 and 2009 for services performed by Ernst & Young LLP related to such periods.

	Year Ended June 30, 2010	Year Ended June 30, 2009
Audit Fees	$1,231,626	$1,274,795
Audit-Related Fees	32,625	5,000
Tax Fees	476,514	123,060
All Other Fees	—	—

Total Fees	$1,740,765	$1,402,855

In the above table, in accordance with applicable SEC rules:

•

“Audit Fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting and review of financial statements included in our Form 10-Q’s and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;

•	“Audit-Related Fees” are fees for services performed during 2010 and 2009 by the independent auditors for their due diligence services and review of our SEC filings and communications; and

•	“Tax Fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice and tax planning.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Committee, to one or more members of the Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and has determined that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

The Board knows of no other matter to come before the Annual Meeting. However, if any matter requiring a vote of the shareholders should be duly presented for a vote, then the persons named in the form of proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2011 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders by June 21, 2011 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2011 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2010 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2011 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2011 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2011 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 75 days and no less than 45 days prior to the date of the meeting. Our Bylaws provide that such notice shall set forth in writing (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on our books, of such shareholder and such beneficial owner, (ii) the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) a description of all arrangements or understandings between such shareholder or beneficial owner and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice and such other business must otherwise be a proper matter for shareholder action. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2011 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 90 days and no less than 60 days prior to the first anniversary of the 2010 Annual Meeting. However, if the 2011 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2011 Annual Meeting. Assuming that the date of the 2011 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2011 Annual Meeting would need to be provided to us not earlier than September 3, 2011 and not later than October 3, 2011.

To be in proper written form, a shareholder’s notice to the Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers and current directors, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he is well qualified to serve as a member of the Board.

Directors

Steven R. Fischer, 65, has served as Chairman of the Board since December 2009 and as a director of the Company since December 1995. Mr. Fischer served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance, from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a financial consultant and serves as a director of Falconstor Software Inc., a publicly held provider of storage networking infrastructure software.

Mr. Fischer is a seasoned executive and has valuable experience in overseeing management. His experience is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. He serves on each committee of our Board of Directors.

Michael L. Baur, 53, has served as our Chief Executive Officer since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception, and held the position of President from that point until June 2007. Prior to joining the Company, from April 1991 to November 1992, Mr. Baur served in various positions at personal computer manufacturer Argent Technologies, Inc., including President and General Manager. In September 1989, Mr. Baur joined Gates/FA, a value-added computer and technology distributor, as a Product Manager and served as Merchandising Manager from February 1990 to March 1991.

Mr. Baur has served the Company as President or CEO since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. As one of the founders of the Company, Mr. Baur brings strong leadership, entrepreneurial and business building and development skills and experience to the Board. Mr. Baur is a member of the Governance Committee. He does not serve on the board of any other public company and he has not served on the board of any public company other than the Company in the past five years.

James G. Foody, 80, has served as a director of the Company since December 1995. Mr. Foody served as Chairman of the Board from December 2005 until December 2009. Mr. Foody has served as a business consultant in Greenville, South Carolina since October 1990. Prior to that time, he was a partner in the accounting firm of Ernst & Young LLP.

As the previous non-executive Chairman of the Board and as a director of the Company since December 1995, Mr. Foody brings deep institutional knowledge and perspective regarding the Company and its challenges and prospects. His public accounting experience also provides insight and perspective with respect to the Company’s accounting policies, practices and risk management issues. Mr. Foody serves as Chairman of the Governance Committee and as a member of the Audit Committee, Compensation Committee and Nominating Committee.

Michael J. Grainger, 58, has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc.

He previously served on the Board of Directors of Bell Microproducts from September 2006 to March 2008. Mr. Grainger currently serves on the board of directors of two multinational diversified private companies, Ingram Industries, Inc. and Belkin International Inc.

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competition to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters. Mr. Grainger serves as the Chairman of our Compensation Committee and serves on our Audit Committee, Nominating Committee and Governance Committee.

John P. Reilly, 62, has served as a director of the Company since June 2001. Mr. Reilly is President and CEO of Keltic Financial Services, LLC in Tarrytown, New York. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.

Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting/enterprise and operational risk management and corporate finance matters. His long career in the financial services industry also brings financial management expertise to our Board. Mr. Reilly serves as chairman of the Nominating Committee and serves on our Audit Committee, Compensation Committee, and Governance Committee.

Charles R. Whitchurch, 64, has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. He is currently a member of the Board of Directors and Chairman of the Audit Committee of Landmark Aviation, a privately held operator of fixed base aviation operations at multiple locations throughout the United States and Europe. Mr. Whitchurch also serves on the boards of Ashworth College, a privately held provider of nationally accredited online education, and Kranson Holdings, a privately held distributor of rigid packaging materials. In both companies, Mr. Whitchurch serves as Chairman of the Audit Committee.

Mr. Whitchurch previously served on the Board of Directors of SPSS, Inc. (“SPSS”), a privately held provider of predictive analytic software. Mr. Whitchurch served on the SPSS board as Chairman of the Audit Committee from October 2003 until the sale of SPSS to IBM in October 2009.

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. Mr. Whitchurch serves as the Chairman of our Audit Committee and serves on our Compensation Committee, Nominating Committee and Governance Committee.

Executive Officers

R. Scott Benbenek, 54, has served as our President of Worldwide Operations since June 2007, and served as our Executive Vice President, Corporate Operations from 2002 to 2007. Mr. Benbenek joined the Company in 1998, and has also held the positions of Vice President of Merchandising and Director of Merchandising. Prior to joining the Company, Mr. Benbenek served as Product Manager for Gates/Arrow (now Synnex), from 1990 to 1992, and served as Director of Merchandising and Vice President of Merchandising for Gates/Arrow from 1992 to 1995 and 1995 to 1998, respectively.

Richard P. Cleys, 59, has served as Vice President and Chief Financial Officer since joining the Company in November 2002. Prior to joining the Company, Mr. Cleys served as Vice President and Controller of Lanier

Worldwide, Inc., a multinational office product and service distributor, from 1996 to 1998 and as Vice President-Finance and Treasurer from 1999 to 2001. From 1993 to 1996, Mr. Cleys served as Vice President and Chief Financial Officer of AB Dick, Inc., a manufacturer of printing products.

John J. Ellsworth, 42, has served as our Vice President, General Counsel and Corporate Secretary since August 2008 and as our General Counsel and Corporate Secretary since joining the Company in January 2003 to August 2008. Prior to joining the Company, Mr. Ellsworth served as Assistant General Counsel of One Price Clothing Stores, Inc. from 2000 to 2003 and as a judicial law clerk in 1999.

Andrea D. Meade, 39, has served as our Executive Vice President of Operations and Corporate Development since June 2007, and served as our Executive Vice President, Corporate Operations from 2002 to 2007. Ms. Meade joined the Company in 2000, and has also held the position of Director of Strategic Development. Prior to joining the Company, Ms. Meade served as a Senior Associate with Green, Manning & Bunch, Ltd., a middle market investment banking firm. Prior to that, Ms. Meade served as an Associate in J.P. Morgan & Co.’s Financial Institutions Group, focusing on mergers and acquisitions and advisory services.

CORPORATE GOVERNANCE MATTERS

Leadership Structure of Board

For the past six years the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons as an aid in the Board’s oversight of management. Our Chairman of the Board is Mr. Fischer. The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	reviewing the agenda for Board meetings in consultation with our Chief Executive Officer and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of our Chief Executive Officer; and

•	presiding over all meetings of shareholders.

The Board believes that there may be advantages to having an independent chairman for matters such as communications and relations between the Board, our Chief Executive Officer and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board and Chief Executive Officer evaluation processes. Our Board currently consists of five independent directors and our Chief Executive Officer, Mr. Baur. One of Mr. Fischer’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and presiding over Board meetings. In this regard, Mr. Fischer and the Board in their advisory and oversight roles are particularly focused on overseeing our Chief Executive Officer and senior management in seeking and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Enterprise risks—the specific financial, operational, business and strategic risks that we face, whether internal or external—are identified by the Board and management together, and then each risk is assigned to the full Board or a Board committee for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls or liquidity. The

Nominating Committee and the Governance Committee manage the risks associated with governance issues, such as the independence of the Board, and the Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant Committee on actions that we are taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board of Directors consist of a majority of independent directors. The Board has determined that each of the five non-management members of the Board meets the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. The independent directors constitute a supermajority of the Board. Mr. Baur is the only management member of the Board. Pursuant to our Bylaws, the Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Governance Committee and a Nominating Committee.

Board Meetings and Committees

The Board of Directors and the Committees of the Board met a total of 26 times during the fiscal year ended June 30, 2010. Mr. Foody served as the non-executive Chairman of the Board from December 2005 to December 2009, and Mr. Fischer has served in such role since December 2009. The Board met a total of 14 times during our fiscal year ended June 30, 2010 and each director attended all of the Board meetings. The members of the Audit Committee, Compensation Committee, Governance Committee and Nominating Committee also attended all of their respective committee meetings during the fiscal year ending June 30, 2010. We expect all Board members to attend the Annual Meeting. All of our directors attended the 2009 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee is composed of Chairman Whitchurch and Messrs. Grainger, Fischer, Foody, and Reilly. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work, reviewing our financial statements and our internal accounting and auditing procedures and oversight of our internal audit function. None of our directors who are also executive officers may serve on the Audit Committee. This committee met five times during the fiscal year ended June 30, 2010. All members of the Audit Committee were in attendance at the Audit Committee meetings during the fiscal year ended June 30, 2010. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined all members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Audit Committee and as prescribed by the SEC. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

Compensation Committee

The Compensation Committee is composed of Chairman Grainger and Messrs. Fischer, Foody, Reilly and Whitchurch. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our named executive officers, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Compensation Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. None of our directors who are also executive officers may serve on the Compensation Committee. The Compensation Committee met four times during the fiscal year ended June 30, 2010. All members of the Compensation Committee were in attendance at the meetings of the Compensation Committee during the fiscal year ended June 30, 2010. See “Executive Compensation—Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation.

Governance Committee

The Governance Committee is composed of the entire Board of Directors. Mr. Foody serves as the Chairman. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. The Governance Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Governance Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. The Governance Committee held two committee meetings in the fiscal year ended June 30, 2010. All members of the Governance Committee were in attendance.

Nominating Committee

The Nominating Committee is composed solely of independent directors. The Nominating Committee is composed of Chairman Reilly and Messrs. Fischer, Foody, Grainger, and Whitchurch. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of our directors from time to time including, but not limited to, the nomination of directors for election at each annual meeting of our shareholders by a majority of the independent directors on the Board. The Nominating Committee held one committee meeting in the fiscal year ended June 30, 2010. All members of the Nominating Committee were in attendance.

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

Director Education

Each member of the Board has completed Institutional Shareholder Services (“ISS”) accredited director education programs. We provide our directors with the opportunity and pay for our directors to attend ISS accredited director education programs.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters including the role, function, responsibilities, size and composition of the Board of Directors, Board tenure, service on other public company boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process. A copy of the Guidelines is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

General Board Functions

The Guidelines set forth general functions of the Board, including holding regular and, where appropriate, special meetings, periodically reviewing management’s performance and our organizational structure, reviewing and approving corporate strategy, determining compensation for our named executive officers and awarding equity-based compensation, overseeing our accounting and financial reporting process and audits of our financial statements and identifying potential candidates for Board membership.

Retention of Independent Advisors

The Guidelines provide that the Board of Directors may retain independent advisors on behalf of the Board when appropriate.

Succession Planning

Our Board of Directors engages in an active succession planning process. On a periodic basis, with the assistance of our Chief Executive Officer, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Board Tenure

The Board of Directors is elected annually and is not classified.

Composition of Board

The Board of Directors currently consists of six members. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors. The Board has fixed the number of directors at five effective immediately following the Annual Meeting. The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating Committee will confirm the independence of the non-management directors on an annual basis. The Board of Directors has determined that each of the five non-management members of the Board meets the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. The independent directors constitute a supermajority of the Board. Mr. Baur is the only management member of the Board.

Service on Other Public Company Boards

All members of the Board are compliant with the Guidelines regarding service on other public company boards and audit committees of other public companies.

Executive Sessions of Independent Directors

Pursuant to the Guidelines, independent directors must meet regularly without management present. Our independent directors met six times in executive session during fiscal 2010.

Director Evaluations and Reviews

In accordance with the Guidelines, the Board and the Governance Committee conduct periodic performance reviews of the Board of Directors and its committees. As a part of the evaluation process, the Board and committees meet and discuss self-assessments and corporate governance matters.

Communications Between Security Holders and Board of Directors

Our security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to our Secretary by mail in the care of the Secretary, at our principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Code of Ethics

Our Code of Conduct applies to all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, directors and employees. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Secretary. We have posted the Code of Conduct on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

We will post on our website, www.scansourceinc.com under the “Corporate Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to our Chief Executive Officer and our Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were granted in fiscal 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2010, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except for one late Form 4 filing for Mr. Cleys in connection with a non-market stock option exercise and hold transaction.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2010, Messrs. Fischer, Foody, Grainger, Reilly and Whitchurch served on the Compensation Committee. None of them was an officer or employee of the Company or any of its subsidiaries during the fiscal year ended June 30, 2010, nor at any time prior thereto. During the fiscal year ended June 30, 2010, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section, we provide a discussion and analysis of the material elements of our compensation programs and policies, the material compensation decisions we made under those programs and policies with respect to our named executive officers, and the material factors considered in making those decisions. In addition, you will find a series of tables containing specific information about the compensation earned or paid in fiscal years ending June 30, 2010, 2009 and 2008 to the following individuals, to whom we refer as our named executive officers:

•	Michael L. Baur, Chief Executive Officer,

•	Richard P. Cleys, Vice President & Chief Financial Officer,

•	R. Scott Benbenek, President of Worldwide Operations,

•	Andrea D. Meade, Executive Vice President of Operations & Corporate Development, and

•	John J. Ellsworth, Vice President, General Counsel & Corporate Secretary.

The discussion below is intended to help you understand the detailed information provided in the executive compensation tables and to put that information into context within our overall compensation program.

Objectives of Our Compensation Program

In general, we operate in a marketplace where competition for talented executives is significant. Continuity of personnel is a critical success factor to our business. Our approach to the compensation of our executive officers is relatively simple and straight-forward. The objective of our executive compensation program is to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives, and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the executive officer’s level of responsibility, with the compensation of executive officers carrying responsibility for multiple business units being tied to our performance as a whole. Additionally, we aim to provide our executive officers with incentive-based compensation tied to our performance in achieving growth and improved profitability, which aligns the executive’s opportunity with the interests of our shareholders. To do this effectively, our philosophy is that our compensation program must provide our executive officers with a total compensation package that is reasonable in relation to our performance, sufficiently competitive relative to the packages offered by competitors of similar size in our industry, and internally equitable.

How Executive Compensation is Determined and Assessed

The Compensation Committee of the Board establishes and reviews our executive compensation policies and practices, reviews the pay plans and equity awards offered to our named executive officers, oversees our equity-based plans, and considers such other compensation matters as may from time to time be referred to the

Compensation Committee by the Board. The Compensation Committee consists of five non-employee directors who meet the standard for independence under NASDAQ rules. We believe that the Compensation Committee’s independence from management allows the Compensation Committee members to provide unbiased consideration of various elements that could be included in our executive compensation program and apply independent judgment about which elements will best achieve our compensation objectives.

The Compensation Committee meets at least annually to review and approve all new executive compensation programs and, if necessary, recommend approval to the Board of Directors. The Compensation Committee has not established a formal policy for the manner in which it allocates executive compensation between cash and non-cash components, short-term and long-term components, or among benefits, perquisites or other forms of non-cash compensation. Instead, the Compensation Committee focuses on the past performance and contribution of each named executive officer in determining the overall structure of executive compensation packages. The Compensation Committee also relies upon the recommendations of the Company’s management team, particularly Mr. Baur, our Chief Executive Officer, regarding the compensation of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer, with input from other executive officers, annually reviews the performance of each of the named executive officers (the Chief Executive Officer’s performance (for compensation purposes) is reviewed solely by the Compensation Committee) and presents recommendations for compensation adjustments, including any adjustments to base salary, variable compensation and/or equity awards, to the Compensation Committee.

During the fiscal year ended June 30, 2010, the Compensation Committee met four times for the express purpose of discussing executive compensation matters. The Compensation Committee has the authority to hire outside advisors and experts, including compensation consultants, to assist it. The Compensation Committee retained Pearl Meyer Partners (“Pearl Meyer”) and Watson Wyatt Worldwide (“Watson Wyatt”) in fiscal 2010 to assist the Compensation Committee with certain compensation matters as described below.

Factors in Assigning and Determining Levels of Executive Compensation

The primary factors the Compensation Committee considers in setting compensation levels is the named executive officers’ experience and the levels of compensation potentially available in the marketplace. In addition, the Compensation Committee focuses on the results of the executive officers’ annual performance reviews, which evaluate the executive officers’ decision-making skill and their demonstrated skill in developing the individuals that report to them. Since all of our named executive officers have been employed by us for more than five years, we have not recently had to establish compensation without historical points of reference. The Compensation Committee also considered the overall state of the economy particularly with respect to increases in base salary for our named executive officers.

Elements of Compensation

Our compensation program for our named executive officers consists of three core elements: base salary, cash incentives and long-term equity incentives. We also provide our named executive officers with limited retirement benefits, severance benefits and change in control benefits. The employment agreements with each of the named executive officers set forth their respective compensation components, as described below.

Base Salary

Base salaries for each of our named executive officers are based on the employment agreements between each named executive officer and the Company. Increases, if any, in base salary are determined through a subjective assessment of each named executive officer’s performance, in light of his or her responsibilities, goals and objectives, his or her position with the Company and our overall performance during prior periods. Any relevant market trends and internal compensation equity issues also may be considered, including each named executive officer’s distribution industry experience relative to others. In evaluating our performance, the primary focus is upon financial performance for the relevant annual period, measured generally by return on invested capital (“ROIC”) and operating income. We believe that operating income is the appropriate measurement because it is most closely aligned with the interests of shareholders. In addition, operating income is easily computed, communicated and understood by employees and shareholders alike. We believe that the correlation between incremental growth in operating income and enhanced shareholder value is strong.

Base salaries are reviewed annually by the Compensation Committee and adjusted appropriately. In May 2010, the Compensation Committee considered the performance of Messrs. Cleys and Benbenek and Ms. Meade and approved increases in base salary for each of these executive officers effective July 1, 2010. The increase in base salaries for each of these executive officers related primarily to their job performance over the prior year. The Compensation Committee addressed Mr. Ellsworth’s base salary in connection with the amendment and restatement of his employment agreement in May 2010 and based on his job performance over the prior year, increased his base salary effective July 1, 2010. The Compensation Committee approved an increase in the base salary for Mr. Baur in August 2010 effective July 1, 2010. The increase in Mr. Baur’s base salary was due to his job performance over the prior year. The current annual base salaries of the named executive officers pursuant to their employment agreements are as follows: Mr. Baur—$800,000; Mr. Cleys—$285,000; Mr. Benbenek—$350,000; Ms. Meade—$235,000; and Mr. Ellsworth—$225,000.

Cash Incentives

Variable cash incentives payable quarterly or annually reward our named executive officers for the attainment of pre-determined performance metrics and provide an incentive for continued performance in the future. This component of compensation has also been used to reward our named executive officers for business growth opportunities and the profitability of the individual business units they manage. The fiscal year 2010 cash incentives for Messrs. Baur and Benbenek and Ms. Meade were based on performance metrics of our operating income and ROIC as specified in their employment agreements.

The fiscal year 2010 cash incentive for Mr. Cleys was based in part on the Company’s operating income and on other management and financial performance goals determined quarterly by the Chief Executive Officer. For fiscal 2010, the quarterly goals consisted of one or more of the following with respect to each quarter: (i) achieving a specific ROIC or other financial target, and (ii) successfully completing or implementing specific management projects, such as implementation of income tax strategy, account receivable programs and personnel development programs for fiscal year 2011.

ROIC is used as a performance measurement for several reasons: (i) it is the primary metric relied upon by Company management to monitor and evaluate our business performance, (ii) we believe that it is the preferred measurement that best balances our operating results with our asset and liability management, and (iii) it excludes the results of capitalization decisions (debt vs. equity), is easily computed, communicated and understood, and drives changes in shareholder value. For these reasons, we establish variable cash incentives for certain of our named executive officers contingent on the Company achieving ROIC levels that we believe will influence our executive officers’ decisions in a manner that will benefit our shareholders.

For Messrs. Baur and Benbenek and Ms. Meade, the actual dollar value of the cash incentive award is calculated as a percentage of operating income and ROIC because we believe this effectively aligns the financial interests of the executive officer with our performance and profitability. While the ROIC performance metric was the same for each named executive officer in fiscal 2010, with the exception of Mr. Cleys and Mr. Ellsworth, the formula for calculating the dollar value of the cash incentive award is different for each executive officer. The formula for each named executive officer for fiscal year 2010, excluding Mr. Cleys and Mr. Ellsworth, was subjectively determined based on an evaluation of our historical performance and the growth expectations and metrics developed from that evaluation. Factors such as the named executive officer’s scope of responsibility, our past performance, with the results of the most recent fiscal years being emphasized, the general consensus of the Compensation Committee, Board of Directors and executive management team regarding the forecast for the next fiscal year, and any other internal or external factors affecting our business model are also generally considered. The Compensation Committee also considers the need to set the formula for each executive officer at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of the target incentive compensation levels is rewarding to both the executive and to the shareholders.

For the fiscal year ended June 30, 2010, the cash incentives to the named executive officers aggregated to $1,627,561, or 2.1% of operating income. The mechanics of determining the amount, if any, of the cash incentive award for each named executive officer are set forth in each of their respective employment agreements with the Company. For Messrs. Baur and Benbenek and Ms. Meade, the Compensation Committee structured the cash incentive portion of their total compensation to be tied solely to ROIC and operating income so that this portion of their total compensation is directly aligned with our performance. The specific cash awards for each named executive officer for fiscal year 2010 are detailed below.

Mr. Baur. For the fiscal year ended June 30, 2010, Mr. Baur’s annual cash incentive award, reflected as a percentage of operating income, was calculated as follows:

Return on Invested Capital	% of Operating Income
Greater than 30%	1.65%
30% or less and greater than 25%	1.55%
25% or less and greater than 20%	1.50%
20% or less and greater than 10%	1.40%
10% or less	0

In fiscal year 2010, we achieved ROIC of 16.7%, and Mr. Baur’s fiscal year ended June 30, 2010 annual cash incentive award was determined to be $1,060,860.

Mr. Benbenek. Mr. Benbenek’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.35% of our operating income. The amount of Mr. Benbenek’s annual cash incentive award was calculated on a quarterly basis by multiplying operating income by a factor of .0035 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
Less than 30% but greater than or equal to 25%	110%
Less than 25% but greater than or equal to 20%	100%
Less than 20% but greater than or equal to 10%	90%
Less than 10%	70%

In the fiscal year ended June 30, 2010, we achieved ROIC of 16.7%, and Mr. Benbenek’s fiscal year 2010 bonus award was determined to be $238,693.

Ms. Meade. Ms. Meade’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.25% of our operating income. The amount of Ms. Meade’s annual cash incentive award was calculated on a quarterly basis by multiplying operating income by a factor of .0025 and by a percentage, as follows:

Return on Invested Capital	% of Target Bonus Opportunity
Greater than or equal to 30%	115%
Less than 30% but greater than or equal to 25%	110%
Less than 25% but greater than or equal to 20%	100%
Less than 20% but greater than or equal to 10%	90%
Less than 10%	70%

In fiscal year 2010, we achieved ROIC of 16.7%, and Ms. Meade’s fiscal year 2010 bonus award was determined to be $170,495.

Mr. Cleys. For the fiscal year ended June 30, 2010, Mr. Cleys’ target annual cash incentive award was $25,000 per quarter and was based on our financial performance and Mr. Cleys’ attainment of certain individual performance and management goals. Such goals were determined quarterly by the Chief Executive Officer and consisted of one or more of the following with respect to each quarter: (i) achieving a specific ROIC target, and (ii) successfully completing or implementing specific management projects, such as implementation of income tax strategy, account receivable programs and personal development programs. Mr. Cleys’ maximum annual cash incentive opportunity was $37,500 for each quarter, or $150,000 per year.

Mr. Ellsworth. Mr. Ellsworth received a discretionary bonus for the fiscal year ended June 30, 2010 which was based on a subjective assessment of his performance and the overall operational performance of the Company’s legal, regulatory, risk management, real estate and Corporate Secretary functions. Mr. Ellsworth’s target bonus was $25,000. This bonus was determined by the Chief Executive Officer. In connection with the amendment of Mr. Ellsworth’s employment agreement in May 2010, the Compensation Committee established Mr. Ellsworth’s maximum bonus opportunity as $50,000 per year beginning July 1, 2010.

Long-Term Equity Incentives

Long-term equity incentives were awarded to executive officers in the fiscal year ended June 30, 2010 in the form of stock options and/or restricted stock awards. Equity awards are granted under the 2002 Plan. We amended and restated the 2002 Plan in 2009 to increase the number of shares of common stock that may be issued under the 2002 Plan from 2,800,000 shares to 4,800,000 shares and to limit the maximum number of shares that may be issued under the 2002 Plan pursuant to the grant of incentive stock options to 4,800,000. The amendment of the 2002 Plan facilitated the attraction and retention of employees, including the named executive officers, capable of achieving consistently superior business results. The 2002 Plan is also designed to align the interests of our named executive officers with those of the shareholders by linking a portion of their compensation directly to increases in shareholder value. The amendment of the 2002 Plan allowed us to follow equity compensation “best practices” including the efficient use of equity awards. We believe that stock options and restricted stock awards provide long-term incentives to executive officers because they link the executive officers’ financial interests to those of our shareholders. Moreover, we believe that stock options and restricted stock awards are an effective tool for the retention and motivation of our named executive officers. Stock options were awarded under the 2002 Plan to Mr. Baur and Mr. Benbenek on December 4, 2009. Service-based restricted stock was awarded under the 2002 Plan to Mr. Cleys, Ms. Meade and Mr. Ellsworth on December 4, 2009.

In May 2009, to further strengthen the performance objectives of our long-term equity incentives, the Compensation Committee added an additional element to the compensation structure of Mr. Benbenek and Ms. Meade with a grant to each officer of performance and tenure based restricted stock awards. The grant of such restricted stock awards to Mr. Benbenek and Ms. Meade was designed to serve as a long-term incentive to these officers in connection with their service to the Company with respect to distinct corporate projects. In May 2010, the Compensation Committee added an additional element to the compensation structure of Mr. Ellsworth with a grant of a performance and time based restricted stock award in connection with the amendment of his employment agreement. The Compensation Committee added this element to Mr. Ellsworth’s compensation structure to more closely align his compensation structure and incentives to those of the other named executive officers (other than Mr. Cleys) and to further align his compensation with the Company’s overall performance, as measured by equaling or exceeding certain operating income targets. Please see “Employment, Severance and Change in Control Agreements—Restricted Stock Awards” in this proxy statement for a detailed description of such grants. In connection with the restricted stock awards granted to Messers. Benbenek, Ellsworth and Ms. Meade, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested (but not below 50% of the number of shares subject to a particular tranche) if the Compensation Committee determines that such reduction is appropriate based on the

Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. The Compensation Committee determined that it was important to include this provision so that it had the ability to reduce the award if an individual executive officer’s job performance did not meet the expectations of the Compensation Committee.

In August 2010, the Compensation Committee reviewed our audited consolidated financial statements for the fiscal year ended June 30, 2010, and determined that the performance criteria set forth in the Award agreements for Mr. Benbenek and Ms. Meade were met, entitling Mr. Benbenek and Ms. Meade to vest with respect to 50% of the shares of common stock set forth in each agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed earned and vested with respect to such tranche was not necessary or appropriate and, therefore, deemed vested and earned with respect to 50% of the shares of common stock subject to such Award and otherwise in accordance with the terms of the applicable award agreement and the 2002 Plan.

The Compensation Committee will continue to consider the use of restricted stock and/or restricted stock units (as well as options) for future grants to all of its named executive officers. We grant equity awards such as restricted stock awards to promote the success, and enhance the value, of the Company by linking the personal interests of our employees and advisors to those of our shareholders, and by providing participants with an incentive for outstanding performance. Equity-based awards also provide the Company with the flexibility to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

With respect to option grants, the exercise price of stock options equals the fair market value on the date of the grant, as measured by the closing price of our common stock on the NASDAQ Global Select Market on the award date. Our Equity Award Policy requires annual equity awards to be made at the Compensation Committee’s regularly scheduled meeting on the day of the annual meeting of our shareholders. Stock options are subject to a three-year vesting schedule. Restricted stock awards that are not performance based are subject to a three-year vesting schedule. In addition, vesting accelerates on a change of control in certain instances. Stock options generally have a ten-year term. In certain circumstances, the term may be reduced due to the termination of an employee, or to the death or disability of a participant.

The number of shares subject to stock options or restricted stock awards granted by the Compensation Committee to our executives in a given year is based on, among other things, overall Company performance, the number of shares available for award, the value of the proposed award, and the amount of options and/or shares of restricted stock awarded in prior years, with the ultimate purpose of motivating, rewarding and retaining executive officers while maintaining efficient use of equity and preserving shareholder value.

The number of shares subject to stock-based awards granted by the Compensation Committee on December 4, 2009 was based primarily on the market value of the annual stock option grant in fiscal 2008 and the related analysis of peer company equity grant practices provided to the Compensation Committee by Watson Wyatt, one of the compensation consultants we retained in fiscal 2010. The Compensation Committee decided to maintain the relative dollar value of the annual stock-based awards to the named executive officers on December 4, 2009 as compared to the annual stock option grant on December 5, 2008.

Other Executive Benefits, Including Perquisites, Retirement Benefits and Deferred Compensation

We provide certain of our named executive officers with certain perquisites, retirement, deferred compensation and other benefits that the Compensation Committee believes are consistent with our goal of attracting, motivating and retaining key executive officers.

Our named executive officers are eligible to participate in our tax qualified 401(k) plan to the same extent that other employees are eligible to participate. The plan provides for an annual match of up to $800 that vests over a five-year period. Participants in our 401(k) plan are also eligible for any annual discretionary profit sharing contributions (authorized by the Compensation Committee). These contributions vest over a five-year period. For fiscal 2010, the Compensation Committee authorized discretionary profit sharing contributions to the 401(k) plan for all of our employees, including our named executive officers. The amount allocated to each named executive officer in fiscal 2010 was the same percentage as for all of our employees, but the amount allocated was capped at $16,607. See “Summary Compensation Table—All Other Compensation—footnote (10)” for the amounts received by the our named executive officers.

For fiscal 2010, the Compensation Committee also authorized discretionary profit sharing contributions in the form of cash payments to all of our employees, including our named executive officers. Named executive officers are eligible to participate in our profit sharing plan to the same extent that other employees are eligible to participate. The amount allocated to each named executive officer in fiscal 2010 was the same percentage as for all of our employees, but the amount allocated was capped at $4,901. See “Summary Compensation Table—All Other Compensation—footnote (10)” for the amounts received by our named executive officers.

In addition, in lieu of reimbursing Mr. Baur for certain expenditures on perquisites in fiscal year 2010 pursuant to Mr. Baur’s employment agreement with the Company, the Company provided Mr. Baur with an annual perquisite allotment of $50,000. This allotment was provided to Mr. Baur in lieu of customary perquisites for the chief executive officer of a publicly traded company. Given the particular job requirements of our Chief Executive Officer, the Compensation Committee believes that it is appropriate to provide Mr. Baur with a lump sum payment for business related and other customary perquisites. The Compensation Committee did not believe that it was necessary to provide such an allotment for our other named executive officers or other employees based on their respective job requirements.

We maintain a deferred compensation plan pursuant to which named executive officers may defer a portion of their annual compensation. Participants’ funds are invested among various funds designated by the plan administrator (and currently may not be invested in our common stock). We may make matching contributions that vest over a five-year period. Participants become fully vested in any matching contributions upon a change in control of the Company and upon their death, disability or attainment of age 55 and at least ten years of service. We maintain a deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our named executive officers.

Our named executive officers are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our named executive officers participate in a supplemental long-term disability plan.

Employment, Severance and Change in Control Agreements

We have entered into employment agreements with each of our named executive officers because we believe that such agreements are necessary to attract, motivate and retain executive talent and foster continuity among our leadership. These agreements, depending on the reason for the termination and when it occurs, provide certain severance benefits for named executive officers. These severance pay arrangements are put in place not only because they are often necessary to attract executive talent, but because in the case of a change in control, severance benefits provide protection for the executive officers involved in negotiating and directing the change in control in a manner intended to allow them to act in the best interests of the Company without regard to the effects such a change in control may have on their personal situations. In 2010 the Compensation Committee evaluated the provisions of our standard executive officer employment agreement and made certain changes to the standard form agreement to clarify that the agreement contained a “double-trigger” as interpreted by certain shareholder services organizations so that severance benefits are not payable upon a change in control unless a termination of employment also occurs. The Compensation Committee made these changes to clarify that we had sole control over whether change in control severance benefits are triggered. With the new provision included in Mr. Ellsworth’s amended employment agreement, the Company will have sole control over whether change in control severance benefits are triggered with respect to his employment agreement. Please see the

“Potential Payments upon Termination or Change in Control” section of this proxy statement for a detailed description of the severance benefits, and “Employment, Severance and Change in Control Agreements” in this proxy statement below for a detailed description of such agreements.

Other Elements of Our Executive Compensation Program

Equity Grant Practices

Equity awards are a significant component of our executive officer compensation. We maintain a formal Equity Award Policy whereby all annual equity awards and all equity awards granted to officers under Section 16(a) of the Exchange Act are made by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to make awards to newly-hired or newly-promoted employees who are not officers under Section 16(a) of the Exchange Act. The Compensation Committee’s delegation of authority to our Chief Executive Officer does not apply to grants to newly-hired employees occurring in connection with a merger or acquisition, and no individual grant may exceed 40,000 shares without Compensation Committee approval. Our General Counsel and Chief Financial Officer oversee the documentation of and accounting for all stock options and other equity award grants.

The exercise price of all stock options granted by the Compensation Committee, including grants by our Chief Executive Officer pursuant to delegated authority, cannot be less than 100% of the fair market value of the common stock on the date of the grant.

The Compensation Committee is authorized to grant annual merit-based equity awards to employees and consultants pursuant to a meeting held each year on the same date as the annual shareholder meeting, and grants are made only during a “window” for stock transactions (under our insider trading compliance program). Regarding annual merit-based equity grants, the date of grant is the day following each annual meeting of our shareholders or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. In the event that the annual shareholder meeting does not occur during a window, the annual grant will occur at the next Compensation Committee meeting that occurs during a window. The annual grant date for named executive officers is the same as the annual grant date for other employees (except in the case of extenuating circumstances approved in advanced by the Compensation Committee).

If necessary, the Compensation Committee may meet quarterly, or more often as required, during a window for stock transactions, to make special grants of equity awards in the case of newly-hired Section 16 officers, promotions, or special recognition situations for employees and consultants, or in situations not involving annual grants. Equity awards to newly hired employees or officers, or to our employees who have been promoted, are granted on the effective date of their employment with the Company or the effective date of their promotion, as applicable, if such employment or promotion occurs during a window for stock transaction under our Equity Grant Policy. Equity awards related to special recognition situations for employees and consultants and other situations not involving annual grants, new hires or promotions will only be granted on a date occurring during windows for stock transactions. If the hiring or promotion does not occur during a window for stock transactions, any related grant shall be made on the first day of the next window for stock transactions. The Board considers and approves options issued in connection with a merger or acquisition.

Tax and Accounting Considerations

The Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive officer. The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers.

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to any one of our covered employees (generally, our chief executive officer and chief financial officer and the three most highly compensated officers). Compensation that qualifies as “performance-based compensation” under Code Section 162(m) is not subject to this $1,000,000 limitation. The variable compensation provisions in the employment agreements with Mr. Baur, Mr. Benbenek, Ms. Meade and Mr. Ellsworth are designed to constitute compensation that qualifies as “performance-based compensation” under Code Section 162(m). In addition, our 2002 Plan is structured so that compensation intended to qualify as “performance-based compensation” under Code Section 162(m) will also, to the extent practicable, be exempt from the $1,000,000 limitation. The 2002 Plan was amended in fiscal 2010 to add restricted stock units to the types of awards that may be intended to qualify for the exemption from the limitation on deductibility imposed under Code Section 162(m). The approval by the shareholders of the amended and restated 2002 Plan in fiscal 2010 also included reapproval of the 2002 Plan’s performance factors, eligibility terms and participant award limitations for purposes of Code Section 162(m). It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

With the adoption of Financial Accounting Standards Board Accounting Standards Codification 718, Accounting for Stock Compensation (“FASB ASC Topic 718”), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Compensation Risk Analysis

Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards.

During 2010, the Compensation Committee reviewed our compensation policies and practices for employees, including our named executive officers, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies. In addition, the Compensation Committee engaged Pearl Meyer to review our compensation program to determine if any practices might encourage excessive risk taking on the part of employees, including senior executives.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

•

Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in our long-term best interests. Equity awards such as restricted stock awards reinforce our long-term performance perspective.

•	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards our longer-term goals.

•

A significant component of our executive’s total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage executive officers to focus on sustained stock price appreciation.

•

Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; executive officers thus typically will always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.

•

Our overall compensation of our named executive officers is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

•	The Compensation Committee reviews tally sheets and/or market references before making pay decisions relative to named executive officers.

•	The Compensation Committee retains, in certain cases, discretion to reduce compensation based on corporate and individual performance and other factors.

•	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.

•

The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the executive officer and the shareholders.

•	Executive officer base salaries are consistent with executive officers’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	Non-executive sales representatives are compensated based on profitable businesses not just sales volume.

•	Our implementation of the SCORE internal reporting system ensures more consistent assessment of financial results used to determine payouts.

•

Board and management processes are in place to oversee risk associated with our compensation programs, including but not limited to quarterly business performance reviews by management and the full Board where key financial metrics such as operating income and ROIC are reviewed and assessed.

•	Officers must obtain permission from our General Counsel before the sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our named executive officers and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our named executive officers or other employees to take excessive risks or risks that are inconsistent with our best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse affect on the Company.

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during the fiscal years ended June 30, 2010, June 30, 2009 and June 30, 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (10)	Total ($)
Michael L. Baur	2010	750,000		—		—	1,578,925	1,060,860	140,115	3,529,900
Chief Executive Officer	2009	750,000		—		—	1,792,126	1,037,657	235,779	3,815,562
	2008	700,000	(1)	—		—	1,730,550	1,486,208	248,685	4,165,443

Richard P. Cleys	2010	265,000		132,513	(4)	130,221	—	—	44,255	571,989
Vice President and Chief Financial Officer	2009	265,000		126,400	(4)	—	143,370	—	44,155	578,925
	2008	265,000	(1)	139,806	(5)	—	138,480	—	51,401	594,687

R. Scott Benbenek	2010	324,000		—		—	315,785	238,693	109,964	988,442
President of Worldwide Operations	2009	323,908		—		200,007	358,425	233,475	82,214	1,198,029
	2008	303,077		62,860	(6)		346,200	334,648	80,416	1,127,201

Andrea D. Meade	2010	216,000		—		162,162	—	170,495	44,059	592,716
Executive Vice President of Operations and Corporate Development	2009	215,939		—		150,012	179,213	166,766	40,326	752,256
	2008	201,923		37,500	(6)		173,100	239,954	48,776	701,253

John Ellsworth	2010	195,000		25,000	(7)	148,276	—	—	27,650	395,926
Vice President, General Counsel and Corporate Secretary (9)	2009	195,000		25,000	(7)	—	107,528	—	30,161	357,689
	2008	172,327		45,494	(8)	—	42,000	—	33,710	293,531

(1)

Does not include $773,968 to Mr. Baur and $254,252 to Mr. Cleys that was included on their respective Form W-2s for tax reporting purposes related to the grant of options treated as discount options for purposes of Section 409A of the Code, but for which they received no compensation.

(2)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 10 to our audited financial statements for the fiscal year ended June 30, 2010 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, accompanying this proxy statement.

(3)

Reflects the value of cash incentives earned pursuant to our annual incentive bonus program. For information regarding our annual incentive bonus program, see the discussion in “Compensation Discussion and Analysis” in this proxy statement.

(4)	Consists of a discretionary bonus based on subjective assessments and a financial target.

(5)

Consists of a discretionary bonus of $77,876 based on a subjective assessment of his performance and the overall operational performance of our financial function, and a payment of $61,930 to remedy certain unfavorable personal tax consequences of Section 409A of the Code as a result of the amendment of certain of his outstanding options to increase the exercise price to the fair market value on the appropriate measurement date.

(6)

Consists of a payment in connection with our offer to amend certain stock options to increase the option exercise price and to give them a cash payment for the difference in option exercise price between the amended option and the original option exercise price to remedy certain unfavorable personal tax consequences of Section 409A of the Code.

(7)

Consists of a discretionary bonus based on a subjective assessment of his performance based on the overall performance of our legal and regulatory functions and his demonstrated management capabilities with respect to issues such as staffing and planning to meet our legal, regulatory and related compliance functions.

(8)

Consists of a payment of $29,126 based on a subjective assessment of his performance based on the overall performance of our legal and regulatory functions and his demonstrated management capabilities with respect to issues such as staffing and planning to meet our legal, regulatory and related compliance needs, and a payment of $16,368 in connection with our tender offer to amend certain stock options to increase the option exercise price and to give certain option holders a cash payment for the difference in option exercise price between the amended option and the original exercise price.

(9)

Mr. Ellsworth was determined by the Board of Directors to be a named executive officer of the Company in August 2008 and therefore was appointed as Vice President in August 2008. Because we only had four named executive officers in 2008, we are voluntarily providing compensation information for Mr. Ellsworth for the fiscal year ending June 30, 2008.

(10)	See the All Other Compensation table below for additional information:

COMPONENTS OF ALL OTHER COMPENSATION

Name	Year	Per- quisites ($)	Company Contributions to Nonqualified Deferred Compensation Plan ($)	Company Paid Disability Benefit ($)	Company Contributions to Defined Contribution Plans 401(k) ($)	Company Profit Sharing ($)	Company Contributions to Employee Stock Purchase Plan($)	Company Paid Travel for Spouses ($)	Tax Reim- burse- ments ($)	Company Paid Service Recognition Award ($)	Company Paid Physical Exam ($)	Total ($)
Michael L. Baur	2010	50,000	50,000	3,444	17,407	4,901	—	5,662	8,701	—	—	140,115
	2009	50,000	145,455	3,444	23,299	—	—	5,354	8,227	—	—	235,779
	2008	—	200,000	3,444	30,969	—	—	5,244	6,828	—	2,200	248,685

Richard P. Cleys	2010	—	17,860	4,087	17,407	4,901	—	—	—	—	—	44,255
	2009	—	16,769	4,087	23,299	—	—	—	—	—	—	44,155
	2008	—	14,145	4,087	30,969	—	—	—	—	—	2,200	51,401

R. Scott Benbenek	2010	—	71,843	4,459	17,407	4,901	—	5,662	5,692	—	—	109,964
	2009	—	39,755	4,459	23,299	—	665	5,354	5,382	3,300	—	82,214
	2008	—	25,863	4,459	30,969	—	910	6,828	9,187	—	2,200	80,416

Andrea D. Meade	2010	—	16,520	1,931	17,407	4,901	—	—	—	3,300	—	44,059
	2009	—	15,662	1,365	23,299	—	—	—	—	—	—	40,326
	2008	—	14,807	800	30,969	—	—	—	—	—	2,200	48,776

John J. Ellsworth	2010	—	9,900	534	13,475	3,741	—	—		—	—	27,650
	2009	—	9,900	503	19,093	—	665	—	—	—	—	30,161
	2008	—	4,942	127	26,441	—	—	—	—	—	2,200	33,710

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following table below sets forth the individual grants of plan-based awards made to each of our named executive officers during the fiscal year ended June 30, 2010.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)		Maximum (#)
Michael L. Baur	12/4/09		—		—	—	125,000	24.57	1,578,925
Richard P. Cleys	12/4/09		—		—	5,300	—	—	130,221
R. Scott Benbenek	12/4/09		—		—	—	25,000	24.57	315,785
Andrea D. Meade	12/4/09		—		—	6,600	—	—	162,162
John J. Ellsworth	12/4/09		—		—	4,000	—	—	98,280
	5/17/10		1,826	(2)					49,996

(1)

The restricted stock and option awards vest ratably over three years. The grant date fair values were determined pursuant to the Black-Scholes options valuation model, using the following assumptions: stock price volatility of 46.27%, expected term of seven years, dividend yield of 0%, and risk-free interest rate of 2.89%.

(2)

The target number of shares is based on 100% achievement of service and performance requirements. The 2002 Plan does not provide for thresholds. Up to 50% of the award will vest and be earned on June 30, 2011, and up to 50% will vest on June 30, 2012 if certain performance and service conditions are met. Fair value is based on the closing price of our common stock on NASDAQ on May 17, 2010.

Employment, Severance and Change in Control Agreements

We have entered into employment agreements with each of our named executive officers. Each of Mr. Baur’s and Mr. Cleys’ employment agreements, which were amended and restated as of June 30, 2008, is effective for a term ending on June 30, 2011, and, if a change in control occurs, their respective employment agreements will be effective until the later of June 30, 2011, or the first anniversary of the change in control. On May 21, 2009, we entered into amended and restated employment agreements with Mr. Benbenek and Ms. Meade. Mr. Benbenek’s and Ms. Meade’s employment agreements are effective for a term ending June 30, 2011 and, if a change in control occurs, their respective employment agreements will be effective until the later of June 30, 2011 or the first anniversary of the change in control. Mr. Ellsworth’s employment agreement, which was amended and restated as of May 17, 2010, is effective for a term ending June 30, 2012, and, if a change in control occurs, his employment agreement will be effective until the later of June 30, 2012, or the first anniversary of the change in control.

The current annual base salaries of the named executive officers pursuant to their employment agreements are as follows: Mr. Baur—$800,000; Mr. Cleys—$285,000; Mr. Benbenek—$350,000; Ms. Meade—$235,000; and Mr. Ellsworth—$225,000. Each of the employment agreements requires the executive officer to comply with certain non-competition, non-solicitation, non-disparagement and confidentiality covenants.

The named executive officers’ employment may be terminated by us at any time for “cause” (as defined in their respective employment agreements) or for no reason, or by the executive officer with or without “good reason” (as defined in their respective employment agreements, which includes, among other criteria, termination by the executive during the 60-day period beginning on the six-month anniversary of a change in control if, with respect to Messrs. Baur, Cleys and Benbenek and Ms. Meade, no new employment agreement has been entered into, or with respect to Mr. Ellsworth, we have not offered him a new employment agreement with the same or better compensation and terms and conditions of employment). With respect to Mr. Ellsworth’s ability to resign for good reason and receive severance benefits following a change in control, his amended employment agreement requires a double trigger termination event. Mr. Ellsworth may terminate his employment agreement for good reason during the 60-day period beginning on the sixth month anniversary of a change in control and receive severance benefits only if we have not offered him a new employment agreement after or in contemplation of a change in control with the same or better compensation and terms and conditions of employment. With this provision, we have sole control over whether change in control severance benefits are triggered.

The agreements will also terminate upon the death, disability or retirement of the executive officer. Depending on the reason for the termination and when it occurs, the executive officer may be entitled to certain severance benefits, as described below.

If Mr. Baur’s, Mr. Benbenek’s, Mr. Cleys’, Ms. Meade’s or Mr. Ellsworth’s employment is terminated (a) by us other than for cause, death, disability or retirement, (b) by us due to the normal expiration of the employment period or within 60 days after the normal expiration of the employment period for reasons other than cause, death, disability or retirement, or (c) if such officer resigns for good reason, we will be required to pay such officer’s accrued salary, and other accrued benefits through the date of termination. In addition, we will be required to pay such officer severance benefits consisting of a pro rata annual bonus and amount equal to such officer’s highest combined base salary and annual bonus during the three full fiscal years prior to termination, multiplied by an applicable severance multiple. The severance multiple for Mr. Baur is the greater of (a) two, (b) the number of full months then remaining until June 30, 2011, divided by 12, or (c) three, if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. The severance multiple for Mr. Cleys is the greater of (a) one, (b) the number of full months then remaining until June 30, 2011, divided by 12, or (c) two, if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. The severance multiple for Mr. Benbenek, Ms. Meade and Mr. Ellsworth is the greater of (a) one, or (b) two, if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. In addition, for up to 12 months following Mr. Cleys’, Mr. Benbenek’s, Ms. Meade’s or Mr. Ellsworth’s termination from employment, or earlier if such officer becomes entitled to receive medical and dental insurance benefits under another group plan, we will be required to reimburse them on a monthly basis for payments made under COBRA toward medical and dental insurance benefits that are in excess of the monthly rates paid by our active employees for such benefits. If Mr. Baur’s employment is terminated (a) by us other than for cause, death, disability or retirement, (b) by us due to the normal expiration of the employment period or within 60 days after the normal expiration of the employment period for reasons other than cause, death, disability or retirement, or (c) if he resigns for good reason, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80.

If Mr. Baur’s, Mr. Benbenek’s, Mr. Cleys’, Ms. Meade’s or Mr. Ellsworth’s employment is terminated by reason of their death, disability or retirement, such officer will be entitled to his or her accrued salary, a pro rata annual bonus and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. If we terminate Mr. Baur, Mr. Benbenek, Mr. Cleys, Ms. Meade or Mr. Ellsworth for cause, or if they resign from the Company without good reason, such officer will be entitled to his or her accrued salary and benefits through the date of termination, but no additional severance amount. If Mr. Baur’s employment is terminated by reason of his disability or retirement, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80. In addition, if Mr. Baur’s employment is terminated by reason of his disability, we have agreed that Mr. Baur will, during the period that Mr. Baur receives benefits under our short-term disability policy, if any, receive his annual salary per our regular payroll cycle less any amounts he receives under our short-term disability policy, and will also receive an annual payment of $60,000 until Mr. Baur is no longer considered disabled or until he attains age 65, whichever occurs earlier. If Mr. Baur’s employment is terminated by reason of his death, his spouse will receive continued medical, dental and prescription drug benefits until Mr. Baur would have reached age 65, and Mr. Baur’s children who remain a tax dependent of Mr. Baur’s spouse will receive the same until the earlier of their attainment of age 21, the ceasing of their tax dependent status, or their eligibility to receive medical benefits under another employer provided plan.

Performance-Based Restricted Stock Awards

In connection with the amended and restated employment agreements for Messers. Benbenek and Ellsworth and Ms. Meade, we granted restricted stock awards to each of Messers. Benbenek and Ellsworth and Ms. Meade. These restricted stock awards (the “Awards”) are subject to, among other terms and conditions described in the restricted stock award agreement (the “Award Agreement”) between the Company and the named executive officer, both continued service and performance requirements. Specifically, the Award Agreements for Mr. Benbenek and Ms. Meade provide that the Award may vest in two tranches as follows: (a) up to 50% of the shares of common stock subject to the Award will vest and be earned on June 30, 2010 if (i) the executive has been continuously employed by us through June 30, 2010 and (ii) our operating income for the fiscal year ended June 30, 2010 equals or exceeds $51,000,000, and (b) up to 50% of the shares of common stock subject to the Award will vest and be earned on June 30, 2011 if (i) the executive has been continuously employed by us through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000. The Award Agreement for Mr. Ellsworth provides that the Award may vest in two tranches as follows: (a) up to 50% of the shares of common stock subject to the Award will vest and be earned on June 30, 2011 if (i) Mr. Ellsworth has been continuously employed by us through June 30, 2011 and (ii) our operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000, and (b) up to 50% of the shares of common stock subject to the Award will vest and be earned on June 30, 2012 if (i) Mr. Ellsworth has been continuously employed by us through June 30, 2012 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $77,000,000. In each case, even if the continued service and performance requirements are met, the Compensation Committee may, in its sole discretion, reduce the number of shares of common stock deemed earned and vested (but not below 50% of the number of shares subject to a particular tranche) if the Compensation Committee determines that such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. Each Award Agreement also provides that if the named executive officer’s employment with us terminates for any reason other than death, disability or a change in control, then the executive officer will forfeit his or her Award (and the underlying shares of common stock to the extent not vested and earned) as of the date of the named executive officer’s termination of employment. The shares shall be issued under, and are subject to the terms of the 2002 Plan.

Option Adjustments

As a result of the review by a Special Committee of independent directors of our stock option granting practices, management determined that under applicable accounting principles, the appropriate measurement dates for certain stock option grants, the dates when necessary corporate action had been taken with respect to such grants, differed from the dates previously recorded by us for financial accounting and tax purposes. In such instances the option exercise price was lower than it should have been based on the trading price on the date the grant process was completed. As a result these options were or may have been “discount options” potentially subject to Section 409A of the Code.

Section 409A of the Code governs federal income tax treatment of deferred compensation arrangements. Among other things, Section 409A establishes rules that may subject to tax certain options that were granted at a discount. Under Section 409A, any stock option that was granted at a discount and vested after December 31, 2004 is deemed to produce taxable income to the recipient at the time of vesting and is subject to additional tax at a 20% rate.

In September 2005, the Internal Revenue Service released guidance under Section 409A that provided transitional relief for individuals holding options. In the quarter ended December 31, 2007, the Company took advantage of this transitional relief and commenced a tender offer to “cure” the discounted options of unfavorable tax treatment. In connection with the tender offer, we offered to adjust the affected options to increase the option exercise price to the quoted market price on the revised grant date and to give option holders a cash payment for the difference in option exercise price between the amended option and the original option.

Mr. Baur, Mr. Benbenek, Mr. Cleys and Ms. Meade, our named executive officers and executive officers of the Company at the time of our tender offer, agreed to increase the exercise price of their options to the fair market value of the related shares on the date determined by us to be the appropriate measurement date to be used in accounting for the option awards in our restatement of our financial statements (where the market price on such date was higher than the exercise price at which the option was awarded). All other terms of such options held by Mr. Baur, Mr. Benbenek, Mr. Cleys, and Ms. Meade remained the same. The following table reflects the amended options held by Mr. Baur, Mr. Benbenek, Mr. Cleys, Ms. Meade and Mr. Ellsworth at June 30, 2010. Mr. Ellsworth was not an executive officer at the time of the Company’s tender offer. Mr. Ellsworth participated in our tender offer in the quarter ended December 31, 2007.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning equity awards that were outstanding as of June 30, 2010 for each of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
	Exercisable	Unexercisable
Michael L. Baur	20,000		9.42	12/20/2010
	40,000		11.97	12/3/2011
	34,224		12.68	1/2/2013
	80,000		27.48	1/5/2016
	100,000		32.13	6/20/2017
	67,000	33,000	36.69	12/7/2017
	68,000	132,000	18.14	12/5/2018
		125,000	24.57	12/4/2019

Richard P. Cleys	24,666		15.88	11/12/2012
	5,000		23.33	1/2/2014
	6,668		33.92	1/5/2015
	8,000		29.44	1/5/2016
	8,000		32.13	6/20/2017
	5,360	2,640	36.69	12/7/2017
	5,440	10,560	18.14	12/5/2018
					5,300	132,129

R. Scott Benbenek	4,000		9.31	12/20/2010
	10,000		10.62	12/3/2011
	4,000		12.68	1/2/2013
	8,000		14.16	1/2/2013
	6,000		24.73	1/2/2014
	6,000		33.92	1/5/2015
	8,000		29.44	1/5/2016
	30,000		32.13	6/20/2017
	13,400	6,600	36.69	12/7/2017
	13,600	26,400	18.14	12/5/2018
		25,000	24.57	12/4/2019
							8,137	202,855

Andrea D. Meade	2,000		14.16	1/2/2013
	4,400		24.73	1/2/2014
	4,400		33.92	1/5/2015
	4,400		29.44	1/5/2016
	18,000		32.13	6/20/2017
	6,700	3,300	36.69	12/7/2017
	6,800	13,200	18.14	12/5/2018
					6,600	164,538	6,103	152,148

John J. Ellsworth	2,400		24.73	1/2/2014
	2,000		33.92	1/5/2015
	2,000		29.44	1/5/2016
	4,000		32.13	6/20/2017
	2,680	1,320	36.69	12/7/2017
	4,080	7,920	18.14	12/5/2018
					4,000	99,720	1,826	45,522

(1)

Stock options and restricted stock awards granted after June 30, 2007 and prior to December 4, 2009 vested 34%, 33% and 33% over three years. Stock options and restricted stock awards granted on or after December 4, 2009, vest ratably over three years.

(2)

These incentive stock awards are subject to continued service and performance requirements. Up to 50% of the shares subject to such awards may vest and be earned for each of fiscal years ending June 30, 2010 and 2011 for Mr. Benbenek and Ms. Meade. Up to 50% of the shares subject to such awards may vest and be earned for each of the fiscal years ending June 30, 2011 and 2012 for Mr. Ellsworth.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning equity awards exercised and vested during the year ended June 30, 2010 for each of our named executive officers. No restricted stock awards vested for our named executive officers during the year ended June 30, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael L. Baur	50,000	900,148
Richard P. Cleys	2,000	—
R. Scott Benbenek	—	—
Andrea D. Meade	—	—
John Ellsworth	—	—

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the accounts of the named executive officers under our Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael L. Baur	100,000	50,000	196,473	—	1,985,127
Richard P. Cleys	74,041	17,860	32,595	—	364,618
R. Scott Benbenek	143,685	71,843	51,134	—	631,584
Andrea D. Meade	55,068	16,520	30,790	—	281,944
John J. Ellsworth	33,000	9,900	8,619	—	112,117

(1)

Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2010 income in the “Salary” column of the 2010 Summary Compensation Table.

(2)

Amounts represent our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2010 income in the “All Other Compensation” column of the 2010 Summary Compensation Table.

Our Nonqualified Deferred Compensation Plan permits our named executive officers to elect to defer a portion of their base salary and incentive bonus, and to receive company matching contributions on a portion of the deferred amounts. Mr. Baur and Mr. Benbenek may defer up to 50% of their respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred, subject to a combined $300,000 annual matching contribution limit. The other named executive officers may defer up to 25% of their base salary and bonus, and we will provide a matching contribution of 30% of the first 15% of salary and bonus deferred. Our matching contributions are 50% vested after three years of continued service following the contribution, 75% vested after four years of continued service and 100% vested after five years of continued service.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on June 30, 2010 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. For more information regarding the named executive officers’ employment agreements, see “Employment, Severance and Change in Control Agreements” in this proxy statement.

		Before Change in Control	After Change in Control
		Termination w/o Cause Or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Michael L. Baur	Severance (1)	4,372,416	6,558,624	—	—	—	—
	Pro Rata Variable Compensation (2)	1,060,860	1,060,860	1,060,860	1,060,860	1,060,860	—
	Equity Acceleration (3)	—	941,280	941,280	941,280	941,280	—
	Medical Coverage (5)	372,000	372,000	372,000	372,000	372,000	—
	Deferred Compensation (6)	1,506,386	1,985,127	1,985,127	1,985,127	1,985,127	1,506,386
	Special Disability Benefit (7)					1,095,000	—

	Total	7,311,662	10,917,891	4,359,267	4,359,267	5,454,267	1,506,386

Richard P. Cleys	Severance (1)	397,513	795,026	—	—	—	—
	Pro Rata Variable Compensation (2)	132,513	132,513	132,513	132,513	132,513	—
	Equity Acceleration (3)	—	203,831	203,831	203,831	203,831	—
	Medical Coverage (5)	11,800	11,800	11,800	11,800	11,800	—
	Deferred Compensation (6)	304,878	364,618	364,618	364,618	364,618	304,878

	Total	846,704	1,507,788	712,762	712,762	712,762	304,878

R. Scott Benbenek	Severance (1)	637,725	1,275,450	—	—	—	—
	Pro Rata Variable Compensation (2)	238,693	238,693	238,693	238,693	238,693	—
	Equity Acceleration (3)	—	188,256	188,256	188,256	188,256	—
	Performance Based Equity Acceleration (4)	—	202,855	202,855	—	202,855	—
	Medical Coverage (5)	7,854	7,854	7,854	7,854	7,854	—
	Deferred Compensation (6)	474,201	631,584	631,584	631,584	631,584	474,201

	Total	1,358,473	2,544,692	1,269,242	1,066,387	1,269,242	474,201

Andrea D. Meade	Severance (1)	441,877	883,754	—	—	—	—
	Pro Rata Variable Compensation (2)	170,495	170,495	170,495	170,495	170,495	—
	Equity Acceleration (3)	—	254,166	254,166	254,166	254,166	—
	Performance Based Equity Acceleration (4)	—	152,148	152,148	—	152,148	—
	Medical Coverage (5)	11,800	11,800	11,800	11,800	11,800	—
	Deferred Compensation (6)	226,186	281,944	281,944	281,944	281,944	226,186

	Total	850,358	1,754,307	870,553	718,405	870,553	226,186

John J. Ellsworth	Severance (1)	220,000	440,000	—	—	—	—
	Pro Rata Variable Compensation (2)	50,000	50,000	50,000	50,000	50,000	—
	Equity Acceleration (3)	—	153,497	153,497	153,497	153,497	—
	Performance Based Equity Acceleration (4)	—	45,522	45,522	—	45,522	—
	Medical Coverage (5)	11,800	11,800	11,800	11,800	11,800	—
	Deferred Compensation (6)	86,244	112,117	112,117	112,117	112,117	86,244

	Total	368,044	812,936	372,936	327,414	372,936	86,244

(1)

Employment agreements with the named executive officers provide that if the executive officer’s employment is terminated by us other than for cause, death, disability or retirement or by the executive for good reason (as defined in the employment agreements), the executive officer will receive a lump sum severance payment equal to a multiple of the executive officer’s highest combined base salary and annual variable compensation earned in the last three full fiscal years prior to the date of termination. For Mr. Baur, the severance multiple is the higher of (a) two, (b) the number of months remaining between the date of termination and June 30, 2011, divided by 12, or (c) three, if the date of termination occurs within 12 months of a change in control of the Company. For Mr. Cleys, the severance multiple is the higher of (a) one, (b) the number of months remaining between the date of termination and June 30, 2011, divided by 12, or (c) two, if the date of termination occurs within 12 months of a change in control of the Company. For Mr. Benbenek, Ms. Meade and Mr. Ellsworth, the severance multiple is the higher of (a) one, or (b) two, if the date of termination occurs within 12 months of a change in control of the Company.

(2)

Employment agreements with each named executive officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the named executive officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect 100% of the executive officer’s annual bonus earned for fiscal year 2010, as reported in the 2010 Summary Compensation Table, except for Mr. Ellsworth, whose amount reflects 100% of his bonus opportunity under his amended employment agreement effective July 1, 2010.

(3)

Reflects (i) the difference between fair market value as of June 30, 2010, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance based restricted stock awards. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(4)

Reflects the fair market value as of June 30, 2010, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control for Mr. Benbenek and Ms. Meade, and with a change in control and termination by the Company without cause or by the grantee for good reason for Mr. Ellsworth.

(5)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

(6)

Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

(7)

Mr. Baur’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure) and he will receive an annual payment of $60,000 until he is no longer considered to be disabled or until he reaches age 65, whichever occurs earlier.

2010 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our independent directors for the fiscal year ended June 30, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Steven R. Fischer	85,000	81,081	166,081
James G. Foody	86,000	81,081	167,081
Michael J. Grainger	82,500	81,081	163,581
John P. Reilly	71,000	81,081	152,081
Charles R. Whitchurch	81,500	93,301	174,801

(1)

Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 10 to our audited financial statements for the fiscal year ended June 30, 2010 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, accompanying this proxy statement. The total number of stock options held by each of the independent directors as of June 30, 2010 was: Mr. Fischer, 66,600; Mr. Foody, 25,200; Mr. Grainger, 13,800; Mr. Reilly, 64,600; and Mr. Whitchurch, zero. The total number of restricted stock awards held by each of the independent directors as of June 30, 2010 was: Mr. Fischer, 12,700; Mr. Foody, 12,700; Mr. Grainger, 12,700; Mr. Reilly, 8,700; and Mr. Whitchurch, 3,500.

Compensation of Directors

Directors who are not our employees are paid an annual retainer of $50,000. An additional annual retainer of $30,000 is paid, as applicable, to a non-executive Chairman (or Acting Chairman) of the Board of Directors. An additional annual retainer of $25,000 is paid to the chairman of the Audit Committee. Additional annual retainers of $2,000 are paid to the chairmen of the Compensation Committee, Nominating Committee and Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. Independent directors also receive meeting fees of $750 for each Board meeting attended; $1,000 for each Audit Committee meeting attended; and $500 for each other stand-alone committee meeting attended. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors.

In fiscal 2007, the Director’s Equity Compensation Plan was amended and restated to provide that non-employee directors will receive annual awards of restricted stock, as opposed to stock options. Under the Amended and Restated Director’s Equity Compensation Plan (the “Amended and Restated Director’s Plan”), on the day following each annual meeting of shareholders, each non-employee director will receive an award of restricted stock, with the number of shares of restricted stock determined by dividing $80,000 by the fair market value of the common stock on the date of grant. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a prorated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the Amended and Restated Director’s Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to unvested restricted stock as of the date of termination. As of June 30, 2010, there were 110,800 shares available for grant under the Amended and Restated Directors’ Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Steven R. Fischer

James G. Foody

Michael J. Grainger (Chairman)

John P. Reilly

Charles R. Whitchurch

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2010.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	1,844,792	(1)	$26.98	2,313,378	(6)
	171,208	(2)	$16.40	—
	12,700	(3)	$10.01	—
	—	(4)	—	110,800
	170,200	(5)	$20.59

	2,198,900		$25.58	2,424,178
Equity Compensation Plans Not Approved by Shareholders	—		—	—

TOTAL:	2,198,900		$25.58	2,424,178

(1)

ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan. At September 30, 2010, approximately 2,313,047 shares remain available for issuance under the 2002 Long-Term Incentive Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards.

(2)	ScanSource, Inc. 1997 Stock Incentive Plan, as amended.

(3)	ScanSource, Inc. 1993 Incentive Stock Option Plan, as amended.

(4)

ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan. At September 30, 2010, approximately 110,800 shares remain available for issuance under the Amended and Restated Director’s Equity Compensation Plan, which provides for grants of stock options and restricted stock awards.

(5)	ScanSource, Inc. 1999 Non-Employee Director Stock Option Plan, as amended.

(6)	All of these shares may be granted as awards of stock options, restricted stock, performance shares or unrestricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures

The Audit Committee reviews all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock at October 19, 2010 of: (i) each person known by us to beneficially own five percent or more of our common stock; (ii) each of our directors, (iii) each of our named executive officers; and (iv) all of our directors and executive officers, as a group.

	Shares Beneficially Owned (1)
Name	Number	Percentage
FMR LLC (2)	3,092,303	11.5%
Lord, Abbett & Co. LLC (3)	3,043,769	11.3%
BlackRock, Inc. (4)	1,983,754	7.4%
First Pacific Advisors, LLC and affiliates (5)	1,765,064	6.6%
Fiduciary Management, Inc. (6)	1,741,345	6.5%
The Vanguard Group, Inc. (7)	1,385,557	5.2%
Michael L. Baur (8)	666,874	2.5%
R. Scott Benbenek (9)	168,163	*
Richard P. Cleys (10)	78,354	*
John J. Ellsworth (11)	28,799	*
Steven R. Fischer (12)	88,367	*
James G. Foody (13)	82,600	*
Michael J. Grainger (14)	26,500	*
Andrea D. Meade (15)	69,404	*
John P. Reilly (16)	73,300	*
Charles R. Whitchurch	3,500	*
All directors and executive officers as a group (10 persons)	1,285,861	4.8%

*	Amount represents less than 1.0%.

(1)

Applicable percentage of ownership is based upon 26,893,394 shares of our common stock outstanding on October 15, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The information reported is based on a Schedule 13G/A filed with the SEC on February 16, 2010 reporting sole power of FMR LLC (“FMR”), the ultimate parent company of a variety of companies engaged in the securities business, along with certain related persons, to vote or direct the vote of 1,025,180 shares and dispose or direct the disposition of 3,092,303 shares. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)

The information reported is based on a Schedule 13G/A filed with the SEC on February 12, 2010 reporting sole power of Lord, Abbett & Co. LLC (“LAC”) to vote or direct the vote of 2,665,313 shares and dispose or direct the disposition of 3,043,769 shares. The business address of LAC is 90 Hudson Street, Jersey City, New Jersey 07302.

(4)

The information reported is based on a Schedule 13G filed with the SEC on January 29, 2010 reporting sole power of BlackRock, Inc. to vote or direct the vote of and dispose or direct the disposition of the shares. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA from

Barclays Bank PLC. As a result, Barclays Global Investors, NA and certain of its affiliates are included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. The business address of BlackRock, Inc. is 40 East 52nd St., New York, NY 10022.

(5)

The information reported is based on a Schedule 13G/A filed with the SEC on February 11, 2010 reporting shared power of First Pacific Advisors, LLC (“FPA”) and each of its Managing Members—Robert L. Rodridguez, J. Richard Atwood and Steven T. Romick—to vote or direct the vote of 51,500 shares and dispose or direct the disposition of 1,765,064 shares. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 1,765,064 shares owned by such clients, as in its capacity as investment adviser it has the power to dispose, direct the disposition of and vote the shares owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick is a part-owner of FPA and Managing Member, and, as a controlling person of FPA, each may be deemed to beneficially own 1,765,064 shares owned by FPA’s clients. The Managing Members disclaim beneficial ownership of the securities owned by FPA’s clients. The business address of FPA and the Managing Members is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064.

(6)

The information reported is based on a Schedule 13G filed with the SEC on January 28, 2010 reporting sole power of Fiduciary Management, Inc (“FMI”) to vote or direct the vote of and dispose or direct the disposition of 1,736,445 shares and shared power of FMI to vote or direct the vote of and dispose or direct the disposition of 4,900 shares. The business address of FMI is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, Wisconsin 53202.

(7)

The information reported is based on a Schedule 13G filed with the SEC on February 5, 2010 reporting sole power of The Vanguard Group, Inc. (“TVG”) to vote or direct the vote of 41,811 shares, sole power of TVG to dispose or direct the disposition of 1,343,746 shares and shared power of TVG to dispose or direct the disposition of 41,811 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of TVG, is the beneficial owner of 41,811 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of those shares. The business address of TVG is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

Includes 540,724 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2010 which were granted by the Company. Does not include 148,500 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2010. 106,000 shares are pledged as security.

(9)

Includes 131,300 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2010, granted by the Company. Does not include 29,700 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2010.

(10)

Includes 71,054 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2010 which were granted by the Company. Does not include 5,280 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2010.

(11)

Includes 22,440 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2010 which were granted by the Company. Does not include 3,960 shares issuable pursuant to stock options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2010.

(12)	Includes 66,600 shares issuable pursuant to exercisable options which were granted by the Company and includes 8,500 shares owned by a member of Mr. Fischer’s household.

(13)	Includes 25,200 shares issuable pursuant to exercisable options which were granted by the Company, and includes 2,000 shares owned by Mr. Foody’s wife.

(14)	Includes 13,800 shares issuable pursuant to exercisable options which were granted by the Company.

(15)

Includes 56,600 shares issuable pursuant to exercisable options and options which will become exercisable by December 18, 2010 which were granted by the Company. Does not include 6,600 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 18, 2010.

(16)	Includes 64,600 shares issuable pursuant to exercisable options which were granted by the Company. 4,900 shares are pledged as security.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended June 30, 2010 and particularly with regard to our audited consolidated financial statements as of June 30, 2010 and June 30, 2009 and for the three years ended June 30, 2010.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during the fiscal year ended June 30, 2010.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2010 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of its financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC.

Audit Committee: Michael J. Grainger Steven R. Fischer James G. Foody John P. Reilly Charles R. Whitchurch (Chairman)

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which is required to be filed with the SEC, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written request to Mr. Richard P. Cleys, Chief Financial Officer, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

By order of the Board of Directors,

Steven R. Fischer Chairman of the Board

October 19, 2010

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01 Michael L. Baur 02 Steven R. Fischer 03 Michael J. Grainger 04 John P. Reilly 05 Charles R. Whitchurch
The Board of Directors recommends a vote FOR the following proposal:							For	Against	Abstain
2 PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT							☐	☐	☐
AUDITORS FOR THE YEAR ENDING JUNE 30, 2011.

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED HEREIN IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.
SCANSOURCE, INC. Annual Meeting of Shareholders December 2, 2010 10:30 AM This proxy is solicited by the Board of Directors

The undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur and John J. Ellsworth as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, no par value, of the Company held of record by the undersigned on October 15, 2010 at the Annual Meeting of the Shareholders of the Company to be held on December 2, 2010 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED HEREIN IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

Continued and to be signed on reverse side